Exhibit 99.1

Forward Looking Statements This presentation may include forward-looking statements. These forward-looking statements include comments with respect to our objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements. Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. We caution that the foregoing list is not exhaustive. When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

First Quarter 2005 Review 2000 Y 2001 Y 2002 Y 2003 Y 2004 Y Three Months Ended 3/31/2004 Three Months Ended 3/31/2005 Net Income 2566 2457 3162 3417 5947 1259 1869 * Excludes one-time after-tax restructuring charge of $4.1 million for the three months ended March 31, 2005 ** Based on 7.2 million and 12.9 million diluted shares for the three months ended March 31, 2004 and March 31, 2005, respectively 2000 Y 2001 Y 2002 Y 2003 Y 2004 Y Three Months Ended 3/31/2004** Three Months Ended 3/31/2005** Net Income 0.53 0.59 0.56 0.48 0.65 0.17 0.15 Strong growth in operating earnings 48% increase

First Quarter 2005 Review Continued loan and deposit growth 2000 2001 2002 2003 2004 Q1 2004 Q1 2005 Total Loans 250195 280921 342085 424479 598292 460872 630048 2000 2001 2002 2003 2004 Q1 2004 Q1 2005 Total Deposits 341705 420765 526171 733971 868386 843903 867369 Five-Year CAGR 24% Five-Year CAGR 26%

First Quarter 2005 Review 2000 2001 2002 2003 2004 Three Months Ended 3/31/2005 Efficiency Ratio 4.58 3.96 3.69 3.07 2.85 2.91

First Quarter 2005 Balance Sheet Restructuring As a result of our leveraging strategy in 2003, we had securities with relatively low yields and long maturities in our portfolio. We also had relatively high cost Federal Home Loan Bank borrowings. In the first quarter of 2005, we sold $169 million of low yielding securities, repaid $75 million of borrowings and reinvested the remaining $88 million of net proceeds in higher yielding securities. This restructuring is expected to: Improve our net interest margin Improve profitability Increase the cash flows from our securities portfolio Decrease our liability sensitivity

First Quarter 2005 Review Improving operational efficiency 2000 2001 2002 2003 2004 Three Months Ended 3/31/2005 Efficiency Ratio 69.75 72.64 69.21 67 62.6 58.83

Improving asset quality 2000 2001 2002 2003 2004 Three Months Ended 3/31/2004 Three Months Ended 3/31/2005 Net Charge-offs / Average Loans 0.05 0.01 0.31 0.31 0.31 0.2 -0.01 First Quarter 2005 Review

Promises Made ... Promises Kept Open de novo branches in contiguous counties Opened Katy branch in October 2004 Deposits at 12/31: $2.7 million Deposits at 3/31: $5.9 million Improve loan to deposit ratio Increase core deposits Manage the balance sheet - restructure securities portfolio Slow expense growth